Exhibit 3.1

Kansas Business Center: Articles of Incorporation	Page 1 of 1

KRIS W. KOBACH		Memorial Hall, 1st Floor
Secretary of State	State of Kansas	120 S.W. 10th Avenue Topeka, KS 66612-1594 (78S) 296-4564

For Profit Articles of Incorporation
Date: 10/31/2014

RE: MATTERHORN MERGER SUB, NC.
Business Entity ID Number: 9045444

Dear Business Customer:

Congratulations on filing For Profit Articles of  Incorporation. Your business is now incorporated with the Kansas Secretary of State.

Every corporation must file an annual report each year and pay a filing fee. The annual report and fees are due together on the 15th day of the 4th month after the last day of the corporation's tax year end. Example: if you have a tax year end of December, the annual report will be due every April 15th. An annual report is not required if the corporation has not been incorporated for six months prior to its first tax year end.

You may save nine percent by filing the annual report online at http://www.sos.ks.gov.

You may view the status and general information for your business, as well as obtain certificates or letters of good standing by visiting http://www.sos.ks.gov.

Sincerely,

Kris W. Kobach
Kansas Secretary of State

Kansas Secretary of State
Memorial Hall, 1st floor - 120 SW 10th Ave. - Topeka, Kansas 66612-1594
phone: (785) 296-4564    - email: kssos@sos.ks.gov - url: http://www.sos. ks.gov/

Kansas Business Center: Articles of lncorporation	Page 1 of 2

For Profit Articles of  Incorporation

The name of the corporation:
MATTERHORN MERGER SUB, INC.

File date: 10/31/2014
File time: 09:04:43
Business Entity Number: 9045444

Registered office in Kansas:

2900 SW Wanamaker Drive
Suite 204
Topeka, Kansas
66614

Name of the resident agent at the registered office:
CORPORATION SERVICE COMPANY

Mailing address for official mail:

Eric R. Arneson
2222 N. 111th Street
Omaha, NE
68164 USA

The nature or purpose of the business entity:

The purpose of this business entity is to engage in any lawful act or activity for which the entity may be organized under the laws of Kansas.

Special purpose acquistition subsidiary

This business entity will have the ability to issue stock.

Total number of shares of stock the corporation is authorized to issue:
Shares: 100
Type: common
Class: A
Value: 0.01/per share

Special designations, powers, rights, limitations or restrictions applicable to any class of stock or any special grant of authority to be given to the board of directors.

Will the powers of the incorporator(s) terminate upon filing the articles of incorporation?
Yes

Director(s) information:
EricR.Arneson	Richard W. Parod
2222 N. 111th Street	2222 N. 111th Street

Kansas Business Center: Articles of Incorporation	Page 2 of 2

Omaha NE	Omaha NE
68164 USA	68164 USA

Expiration date of the corporate existence:
Perpetual

Tax closing month:
December

Incorporator information:
Corina Rachina
355 South Grand Avenue
Los Angeles CA
90071 USA

"I declare under penalty of perjury pursuant to the Jaws of the state of Kansas that the foregoing is true and correct."

Execution date: 10/31/2014

The signature(s) of the incorporator(s):

Corina Rachina
Corina Rachina

I, Kris W. Kobach, Secretary of State of Kansas, do hereby certify that this is the true and correct copy of the original document filed electronically on 10/31/2014. Kris W. Kobach

Kansas Secretary of State
Memorial Hall, 1st floor - 120 SW 10th Ave. - Topeka, Kansas  66612-1594 phone: (785) 296-4564 - email: kssos@sos.ks.gov  -  url: http://www.sos.ks.gov/